Exhibit 99.1

Biocept Reports 2021 Fourth Quarter and Full Year Financial Results

•	Fourth quarter net revenues of $14.0 million driven by RT-PCR COVID-19 testing volume

•	Full year net revenues of $61.2 million increased 123% over the prior year

•	Positive operating cash flow for 2021 of $3.7 million

•	Cash and cash equivalents at 2021 year-end of $28.9 million

•	CNSide™ sequential-quarter volume growth continued; academic customer base expanded

SAN DIEGO (April 6, 2022) – Biocept, Inc. (Nasdaq: BIOC), a leading provider of molecular diagnostic assays, products and services, reports financial results for the three and 12 months ended December 31, 2021 and provides a business update.

“During the fourth quarter we expanded our CNSide customer base to include several additional prestigious academic institutions while generating sequential-quarter volume growth,” said Samuel D. Riccitelli, Biocept’s Chairman, and interim President and CEO. “As the first commercial service to measure biomarker status in the central nervous system in real time, CNSide holds promise to play a critical role in serial quantitative monitoring of patient response to therapy. Our focus is on generating additional clinical data in support of establishing CNSide as standard of care for the clinical management of metastatic cancer involving the central nervous system. We plan to initiate a two-phased prospective clinical study during the third quarter, and to continue collaborating with biopharmaceutical companies and leading research centers to support their own studies.

“RT-PCR COVID-19 testing volume drove revenue throughout 2021 and we ended the year with positive operating cash flow and a strong cash position,” he said. “Even with the decline in demand for COVID-19 testing services we are currently experiencing, we believe our cash runway is sufficient to fund operations for the current year, including planned investments in CNSide.

“We are evaluating all aspects of our business with an eye on shareholder value, and we recently strengthened our leadership with added expertise in operations, finance, and legal, regulatory and compliance,” Mr. Riccitelli added. “As previously announced, we intend to unveil our rationalized business strategy including near-term milestones in mid-May when we report financial results for the first quarter of 2022 and resume holding quarterly investment community conference calls.”

Fourth Quarter Financial Results

Net revenues for the fourth quarter of 2021 were $14.0 million, compared with $18.5 million for the fourth quarter of 2020, with the decrease primarily attributable to lower RT-PCR COVID-19 testing. Revenues for the fourth quarter of 2021 included $14.1 million in RT-PCR COVID-19 test revenue, negative $213,000 in oncology test revenue, $40,000 in development services test revenue and $3,000 in revenue for distributed products, Target Selector™ RUO kits, CEE-Sure® specimen collection tubes and payments for development services. Net revenues for the fourth quarter of 2020 included $17.6 million in RT-PCR COVID-19 test revenue, $744,000 in oncology test revenue, $32,000 in development services test revenue and $160,000 in revenue for distributed products, Target Selector RUO kits and CEE-Sure blood collection tubes and payments for development services.

Biocept accessioned 133,431 total samples during the fourth quarter of 2021, compared with 145,129 total samples during the fourth quarter of 2020. The decrease was primarily attributable to lower RT-PCR COVID-19 testing.

Cost of revenues was unchanged at $10.0 million for the fourth quarters of 2021 and 2020.

Research and development (R&D) expenses for the fourth quarter of 2021 were $1.5 million, compared with $1.2 million for the fourth quarter of 2020, with the increase primarily attributable to increases in headcount-related expenses and cost allocations associated with investment in CNSide clinical development. General and administrative (G&A) expenses for the fourth quarter of 2021 were $2.7 million, compared with $3.1 million for the fourth quarter of 2020, with the decrease primarily due to lower consulting expenses and facility costs. Sales and marketing expenses for the fourth quarter of 2021 were $2.5 million, compared with $2.2 million for the fourth quarter of 2020, with the increase due to higher sales commissions and marketing costs related to CNSide.

The net loss attributable to common stockholders for the fourth quarter of 2021 was $3.0 million, or $0.18 per share on 16.8 million weighted-average shares outstanding. This compares with net income attributable to common stockholders for the fourth quarter of 2020 of $1.9 million, or $0.14 per basic and diluted share on 13.6 million weighted-average shares outstanding.

Full Year Financial Results

Net revenues for 2021 were $61.2 million, a 123% increase from $27.5 million for 2020. Revenues for 2021 included $60.9 million in commercial test revenue, $147,000 in development services test revenue and $171,000 in revenue for Target Selector RUO kits and CEE-Sure blood collection tubes and payments for development services.

Operating expenses for 2021 were $63.7 million, and included cost of revenues of $37.8 million, R&D expenses of $5.0 million, G&A expenses of $12.6 million and sales and marketing expenses of $8.3 million.

Interest and other expense, net, for 2021 was $290,000, compared with $2.3 million for 2020.

The net loss for 2021 was $2.8 million, or $0.19 per share on 14.8 million weighted-average shares outstanding, which compares with a net loss for 2020 of $17.8 million, or $1.50 per share on 11.8 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of December 31, 2021 of $28.9 million, compared with $14.4 million as of December 31, 2020. During 2021, the Company generated positive cash flow from operations of $3.7 million, versus negative cash flows from operations of $19.8 million during 2020.

About Biocept

Biocept, Inc. develops and commercializes molecular diagnostic assays that provide physicians with clinically actionable information for treating and monitoring patients diagnosed with a variety of cancers. In addition to its portfolio of blood-based liquid biopsy assays, Biocept has developed the CNSide™ cerebrospinal fluid assay that detects cancer that has metastasized to the central nervous system. Biocept’s patented Target Selector™ technology captures and quantitatively analyzes CSF tumor cells for tumor-associated molecular markers, using technology first developed for use in blood. Biocept also is leveraging its molecular diagnostic capabilities to offer nationwide COVID-19 RT-PCR testing to support public health efforts during this unprecedented pandemic. For more information, visit www.biocept.com. Follow Biocept on Facebook, LinkedIn and Twitter.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project,” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements regarding our plan to initiate the first of two prospective clinical studies during the third quarter and to continue collaborating with biopharmaceutical companies and leading research centers to support investigator-led studies, our expected cash runway, and the capabilities and performance of our CNSide assay and Target Selector™ technology, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties, including risks and uncertainties associated with the continually evolving COVID-19 pandemic and the risk that our products and services may not perform as expected. These and other factors are described in greater detail under the “Risk Factors” heading of our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission (SEC) on February 15, 2022, and under the “Risk Factors” heading of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 5, 2022. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Investor Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com, (310) 691-7100

Media Contact:

Sampson PR Group

Andrea Sampson

asampson@sampsonprgroup.com, (562) 304-0301

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2021
		(unaudited)
ASSETS
Cash	$14,368	$28,864
Accounts receivable, net	14,145	13,786
Inventories, net	1,930	2,651
Prepaid expenses and other current assets	2,152	391

TOTAL CURRENT ASSETS	32,595	45,692
FIXED ASSETS, NET	2,318	2,401
LEASE RIGHT-OF-USE ASSETS	12,114	11,868
OTHER NON-CURRENT ASSETS	426	456

TOTAL ASSETS	$47,453	$60,417

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$12,496	$11,773
NON-CURRENT LIABILITIES, NET	11,265	11,164

TOTAL LIABILITIES	$23,761	$22,937
SHAREHOLDERS’ EQUITY	23,692	37,480

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,453	$60,417

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except shares and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2020	2021	2020	2021
	(unaudited)	(unaudited)		(unaudited)
NET REVENUES	$18,511	$13,976	$27,461	$61,249

COST AND EXPENSES
Cost of Revenues	10,013	10,029	21,337	37,764
Research and development expenses	1,231	1,476	5,220	4,960
General and administrative expenses	3,134	2,732	9,973	12,614
Sales and marketing expenses	2,166	2,515	6,400	8,320

Total costs and expenses	16,544	16,752	42,930	63,658

INCOME (LOSS) FROM OPERATIONS	1,967	(2,776)	(15,469)	(2,409)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(65)	(70)	(2,338)	(290)

INCOME (LOSS) BEFORE INCOME TAXES	1,902	(2,846)	(17,807)	(2,699)
INCOME TAXES	—	(125)	—	(125)

NET INCOME (LOSS) AND COMPREHENSIVE INCOME(LOSS)	$1,902	$(2,971)	$(17,807)	$(2,824)

Deemed dividend related to warrants down round provision	—	—	(3)	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
SHAREHOLDERS	1,902	(2,971)	(17,810)	(2,824)

NET INCOME (LOSS) PER SHARE
- Basic	$0.14	$(0.18)	$(1.50)	$(0.19)

- Diluted	$0.14	$(0.18)	$(1.50)	$(0.19)

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	13,396,824	16,812,232	11,845,255	14,775,805

- Diluted	13,604,025	16,812,232	11,845,255	14,775,805

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